SCHEDULE II

First Trust Dow Jones Select MicroCap Index(SM) Fund

First Trust Value Line(R) Arithmetic Index Fund

First Trust Morningstar(R) Dividend Leaders(SM) Index Fund

First Trust NASDAQ-100 Equal Weighted Index(SM) Fund

First Trust NASDAQ-100-Technology Sector Index(SM) Fund

First Trust Ibbotson Core U.S. Equity Allocation Index Fund

First Trust IPOX-100 Index Fund

First Trust AMEX(R) Biotechnology Index Fund

First Trust DB Strategic Value Index Fund

First Trust Dow Jones Internet Index(SM) Fund

First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund